Exhibit 4.8

RESTATED CERTIFICATE OF TRUST OF

LINCOLN NATIONAL CAPITAL IX

This Restated Certificate of Trust of Lincoln National Capital IX (the “Trust’) is being duly executed and filed by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust which was filed on March 18, 2002 (the “Original Certificate of Trust”) with the Secretary of the State of Delaware under the Delaware Statutory Trust Act (12 Delaware Code § 3801 et seq.) (the “Act”).

The Original Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust formed hereby is Lincoln National Capital IX.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711.

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President